EXHIBIT 10.2

IN THE CIRCUIT COURT FOR THE 19TH JUDICIAL CIRCUIT

LAKE COUNTY - WAUKEGAN, ILLINOIS

Securities Counselors, Inc.,

an Illinois Professional corporation,

Plaintiff,

v.

Case No. 14 AR 588

XFormity Technologies, Inc., Colorado Corporation

Defendant.

Joint Motion to Approve Settlement and for an Agreed Order

for the Dismissal of Case

NOW COMES Plaintiff Securities Counselors, Inc. (SCI) and its first assignee - Ryan D. Goulding, CPA, by and through its attorneys, Law Offices of Randall S. Goulding, five of its six other assignees, Adobe International, Inc., Topspot Holdings, Inc., Zodiac Investments, LLC, Midway International, LLC and Elite International Partners, Inc., by and through their attorneys, Law Offices of Randall S. Goulding, the final assignee, Lanham & Lanham, LLC, by and through its attorneys, and Lanham & Lanham, LLC, and the Defendant, XFormity Technologies, Inc. (XFormity), by and through its attorneys, Lanham & Lanham, LLC, and Sheldon Drobny (Drobny), by and through his attorneys, Law Offices of Randall S. Goulding, respectfully requesting that this Honorable Court conduct a hearing and determine that the issuance of shares of XFormity common stock (the “Share Issuance”) to SCI’s assignees, and to Mr. Drobny (the “Share Recipients”), is fair to each Share Recipient, in payment of claims arising out of the incurrence of legal and other fees accrued through the hearing on this matter, pursuant to the Share Issuance Agreements, attached hereto as Exhibits C - E, are bona fide, and that this Honorable Court approve such Share Issuances, stating as follows:

1.

On June 16, 2014, Plaintiff filed a three count complaint in this matter, for Breach of Contract, Unjust Enrichment and Quantum Meruit, against XFormity, a publicly traded company.

2.

XFormity does not dispute any of the allegations the Complaint (with the exception of an inadvertent use of the term “fraud” in paragraph 3 subsection c of the venue portion of the complaint).

3.

XFormity does not dispute any of the claims to be resolved hereby, Exhibits C - E.

4.

XFormity would like to avoid any further adverse publicity by settling these claims as soon as possible.

5.

Consequently, the parties would like to resolve this obligation and further resolve other indebtedness for which it does not have the current resources to defray, other than its common stock.

6.

XFormity lacks the resources to pay SCI in cash, the legal fees earned on behalf of XFormity.

7.

SCI commenced performing legal services for XFormity, on its behalf and at its request, on or about October 7, 2011, principally, in pursuit of acquisition targets. SCI expended 112.6 hours of legal services since that time, on behalf of XFormity. While SCI would prefer to receive cash for the $45,432.00 of invoices for its legal services, and XFormity would prefer to pay in cash, XFormity lacks the ability to pay the $45,432.00, or any reasonable amount whatsoever.

8.

Additionally, Sheldon Drobny, CPA, has been the Chief Executive Officer of XFormity since February 25, 2013. Since February 25, 2013, he expended approximately 325 hours in pursuit of XFormity’s business affairs, without any compensation. Mr. Drobny is billing rate is $300 per hour. Accordingly, the value of his services on behalf of XFormity, should be approximately $97,500.

9.

As of the June 30, 2014 preparation of this motion for the resolution of these matters, XFormity’s common stock last traded at $.0049. The average closing share price for the last three months was $0.003472. It is very thinly traded; the average daily volume for the past three months was 66,312 shares, $230 per day. On some days during the past three months, the stock price traded and closed at $0.0015.

10.

Given the illiquidity of the stock, XFormity’s lack of resources and the stock prices of the last 90 days, the Parties have determined that a fair price per share of common stock would be $0.0029791 per share, representing approximately a 40% discount to the current price per share, in exchange for the release of the liabilities extinguished hereby; provided however, that no claimant shall be entitled to hold, any time, more than 4.99% of the outstanding shares of XFormity common stock, consistent with Section 16(b) of the Securities Exchange Act of 1934 (the “Section 16(b) Limitation”); provided further however, that in the event of a reverse stock split by XFormity, within one year from the court order permitting the issuance of such settlement shares, any claimant (the “Claimant”) receiving stock pursuant to this resolution would be protected against the reverse split such that the Claimant would be entitled to additional shares to replace the shares lost as a consequence of the reverse stock split.

11.

SCI has sold 98.361% of its claim, collectively, to: Adobe International, Inc., Topspot Holdings, Inc., Lanham & Lanham, LLC, Zodiac Investments, LLC, Midway International, LLC, Elite International Partners, Inc. (the “Purchasers”) at a discount, collectively for $25,000, retaining $744.79, or 1.639% of its claim. SCI then assigned its right to receive the 250,000 shares of XFormity common stock (represented by the balance, or the unsold portion of its claim) to Ryan D Goulding, CPA, its Assignee.

12.

By issuing 15,500,000 XFormity common shares, collectively to the Claimants, which number includes 250,000 shares to Sheldon Drobny, subject to the Section 16(b) Limitation, XFormity would be able to defray the reasonable legal expenses, accounting expenses and administrative expenses and liabilities, incurred by XFormity with regard to the foregoing matters, through the hearing in this matter.

13.

Without these foregoing share issuances (collectively, the proposed “Share Issuance”), XFormity will be unable to pay its legal fees incurred through the hearing in this matter, unable to meet the obligations defrayed hereby, unable to meet its other obligations and unable to function as a publicly traded corporation, and unable to pursue its contemplated acquisition of a precious metal company – Goldstar North American Mining, Inc., to the detriment of all parties and XFormity shareholders.

14.

Additionally, XFormity would be unable to bring its past filings into compliance with SEC requirements and in compliance with OTCMarkets.com.

15.

Only through the Share Issuance will the Claimants, including SCI’s Purchasers, its Assignee, and Mr. Drobny be able to receive at least some form of compensation for having provided the aforesaid services. See Exhibits C - E to the Securities Counselors, Inc. legal opinion (the “Legal Opinion”).

A.

The Share Issuance Is Fair and Reasonable to All Parties.

16.

In all, it appears to be prudent for each party to enter into the Agreements (Exhibits A – F to the Legal Opinion), as more fully described below.

17.

As part of the Share Issuance,

(a)

The Purchasers have each agreed to relinquish its claim for the past legal fees as described in the complaint and as set forth herein performed prior to the hearing on this matter, collectively for 15,000,000 shares of XFormity common stock, subject to, and not to exceed the

Section 16(b) Limitation, and subject to the approval of this Honorable Court, and further subject to the aforesaid protection against any reverse stock split.

(b)

SCI’s final Assignee, Ryan D Goulding, CPA, has agreed to relinquish his claim for the past legal fees as described in the complaint and as set forth herein performed prior to the hearing on this matter for 250,000 shares of XFormity common stock, subject to, and not to exceed the Section 16(b) Limitation, and subject to the approval of this Honorable Court, and further subject to the aforesaid protection against any reverse stock split.

(c)

Mr. Drobny also agreed to relinquish his $97,500 claim for services to or on behalf of XFormity for 250,000 shares of XFormity common stock (which is in addition to the receipt of preferred stock), subject to, and not to exceed the Section 16(b) Limitation, and subject to the approval of this Honorable Court, and further subject to the aforesaid protection against any reverse stock split.

(d)

In consideration of the exchange/relinquishment of these claims, XFormity agrees issue to the Purchasers, collectively, 15,000,000 shares of its common stock, to Mr. Drobny 250,000 shares, and to SCI’s Assignee, 250,000 shares, as described in the legal opinion for the opinion by SCI concerning Section 3(a)(10) of the Securities Act of 1933, subject to, and not to exceed the Section 16(b) Limitation, and subject to the approval of this Honorable Court, and further subject to the aforesaid protection against any reverse stock split.

(e)

Each Share Recipient feels that the Share Issuance is reasonable and has acknowledged that the principals of each are sophisticated investors, willing and able to take on the risk of being shareholders of XFormity and have further acknowledged the fairness to them of the Share Issuance.

B.

Securities Counselors, Inc. Has Opined, and Steven B Lanham, Ltd. Concurs, That the Share Issuance Complies with Section 3(a)(10) of the Securities Act of 1933.

18.

Securities Counselors, Inc. has prepared a legal opinion (the “Legal Opinion”), attached hereto, pursuant to Section 3(a)(10) of the Securities Act of 1933 (the “Act”), concerning the appropriateness and fairness to the recipients of such Share Issuance (15,500,000 shares of XFormity common stock), pursuant to Section 3(a)(10) of the Act, and its conformity to such provisions of the Act. Lanham & Lanham, LLC Concurs with those legal conclusions.

Wherefore, it is respectfully requested that following notice to XFormity, to SCI’s assignees and to Sheldon Drobny, this Honorable Court conduct a hearing to conclude that:

a.

the terms and conditions of the various agreements described hereinabove, which agreements are attached to the Legal Opinion issued by Securities Counselors, Inc., as Exhibits A – E, and as further explained in the Legal Opinion, in connection with Section 3(a)(10) of the Securities Act of 1933 (the “Act”), are fair to the Share Recipients;

b.

and that the securities are to be issued in exchange for bona fide claims, professional fees;

and that this Honorable Court approve the Share Issuance - 15,500,000 XFormity common shares, as follows: to the Purchasers of SCI’s claim, 2,500,000 to Adobe International, Inc., 2,700,000 to Topspot Holdings, Inc., 2,600,000 to Lanham & Lanham, LLC, 2,250,000 to Zodiac Investments, LLC, 2,450,000 to Midway International, LLC, and 2,500,000 to Elite International Partners, Inc. (the “Purchasers”); 250,000 to Ryan D. Goulding, CPA (SCI’s Assignee), and 250,000 to Sheldon Drobny, and dismiss this case, with prejudice.

Respectfully submitted by:

Randall S. Goulding and Randall Lanham

Securities Counselors, Inc.

1333 Sprucewood, Deerfield, IL 60015

Attorney No. 1025619

Lanham & Lanham, LLC

28562 Oso Parkway, Unit D

Rancho Santa Margarita, CA 92688